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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
TEAM FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)
Greg Schreacke
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TEAM FINANCIAL, INC.
8 West Peoria, Suite 200
Paola, Kansas 66071
(913) 294-9667

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 17, 2003

To the Shareholders of Team Financial, Inc.:

Date:	Tuesday, June 17, 2003
Time:	4:00 p.m. central time
Place:	Paola High School Auditorium 401 North Angela Paola, Kansas 66071

Matters to be voted on:

  1.
  Election of two directors;

  2.
  Ratification of KPMG LLP as our independent auditors for 2003; and

  3.
  Any other matters properly brought before shareholders at our meeting.

        You are cordially invited to attend the meeting in person. To ensure that you are represented at the meeting, please fill in, sign and return the enclosed proxy card as promptly as possible. Your early attention to the proxy statement will be greatly appreciated because it will reduce the cost we incur in obtaining your voting instructions.-

By Order of the Board of Directors
By:	/s/ ROBERT J. WEATHERBIE Robert J. Weatherbie Chairman and Chief Executive Officer

April 23, 2003

TEAM FINANCIAL, INC.
8 West Peoria, Suite 200
Paola, Kansas 66071
(913) 294-9667

PROXY STATEMENT

2003 Annual Meeting of Shareholders

        This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Team Financial, Inc. for use at our 2003 annual meeting to be held on Tuesday, June 17, 2003. The annual meeting will be held at the Paola High School Auditorium, 401 North Angela, Paola, Kansas at 4:00 p.m. central time. This Proxy Statement and the enclosed proxy card were sent to shareholders on or about April 30, 2003.

        The following matters will be acted on at our annual meeting:

  1.
  Election of two Directors to serve a three year term;

  2.
  Ratification of the appointment of KPMG LLP as our independent auditors for 2003; and

  3.
  Any other business as may properly come before the meeting.

GENERAL INFORMATION ABOUT VOTING

Who can vote?

        You can vote your shares of common stock if our records show that you owned the shares on April 23, 2003. A total of 4,107,627 shares of common stock can vote at the annual meeting. You have one vote for each share of your common stock. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

        Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote for each of the two director nominees and for the ratification of the appointment of KPMG LLP as our independent auditors for 2003.

What if other matters come up at the annual meeting?

        The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares in their discretion.

Can I change my vote after I return my proxy card?

        Yes. At any time before the vote on a proposal, you can change your vote either by giving the Company's secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

        Can I vote in person at the annual meeting rather than by completing the proxy card?

        Yes. Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person, even if you have previously completed and returned a proxy card.

What do I do if my shares are held in "street name"?

        If your shares are held by your broker, a bank or other nominee, you will probably receive this proxy statement from them with instructions for voting your shares. Please respond quickly so that they may represent you.

        If your shares are held in the name of a broker, bank or other nominee, and you do not tell that person how to vote your shares (so-called "broker non-votes"), that person can vote your shares as he or she sees fit only on matters that self regulatory organizations determine to be routine, and not on any other proposal. Broker non-votes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposal.

How are votes counted?

        We will hold the annual meeting if holders of at least one-third of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. Ratification of the appointment of independent auditors will require the affirmative vote of a majority of the shares represented at the meeting. With respect to the election of directors, you are entitled to cumulate your votes which means that you may cast all of your votes for any one nominee or to distribute your votes among the two nominees. The number of votes you have the right to cast among the nominees is determined by multiplying the number of shares you own by two. If votes for a certain director nominee are withheld, those votes will be voted for the election of the other nominee.

        If your shares are held in the name of a nominee, and you do not tell the nominee in a timely manner how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as he or she sees fit only on matters that self regulatory organizations determine to be routine, and not on any other proposal. Non-contested elections for directors, as well as ratification of auditors, are usually considered routine matters. Broker non-votes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposal.

Who pays for this proxy solicitation?

        We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

STOCK OWNERSHIP

        The following table shows the number of shares of common stock beneficially owned as of April 23, 2003 by:

  •
  each person whom we know beneficially owns more than 5% of our common stock;

  •
  each director, including the two nominees to be elected to our board of directors at the annual meeting;

  •
  each or our executive officers; and

  •
  our directors and executive officers as a group.

	Common Shares Beneficially Owned
Names and Addresses of Beneficial Owner(1)
	Number	Percent
Robert J. Weatherbie(2) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	251,509	6.1%
Michael L. Gibson(3) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	214,544	5.2%
Rick P. Bartley(4) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	43,956	1.1%
Carolyn S. Jacobs(5) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	133,325	3.3%
Neil Blakeman(6) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	48,294	1.2. %
R.G. (Gary) Kilkenny(7) 304 West 115th Leawood, Kansas 66211	26,185	*
Denis A. Kurtenbach(8) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	4,425	*
Keith B. Edquist 12005 N. 72nd Street Omaha, Nebraska 68122	98,000	2.4%
Montie K. Taylor(9) 1900 Main Parsons, Kansas 67357	49,185	1.2%
Employee Stock Ownership Plan(10) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	1,126,840	27.5%
All executive officers and directors as a group (nine persons)	869,423	21.2%

(1)
Unless otherwise indicated, the shares are held directly in the names of the beneficial owners and each person has sole voting and sole investment power with respect to the shares. Participants to whom certain shares held by our Employee Stock Ownership Plan ("ESOP") have been allocated are entitled to direct the ESOP trustee as to matters in which voting rights may be exercised, and the ESOP trustee will vote such shares, subject to its fiduciary duties. With respect to other matters, participants are only entitled to direct the ESOP trustee with respect to voting on major corporate matters, such as mergers, reorganizations, recapitalizations, liquidations, consolidations or sales of substantially all of our assets.

(2)
Includes 58,999 shares of common stock owned by his wife and 340 shares owned by his minor children, over which he may be deemed to have shared voting and investment power. Includes 24,663 shares owned in a self directed trust. Includes 102,507 shares of common stock that have been allocated to Mr. Weatherbie's account in the ESOP. Includes 65,000 shares which have vested pursuant to options issued under the 1999 stock incentive plan.

(3)
Includes 47,050 shares of common stock owned in a trust, over which he may be deemed to have shared voting and investment power. Includes 129,894 shares of common stock that have been allocated to Mr. Gibson's account in the ESOP. Includes 37,600 shares which have vested pursuant to options issued under the 1999 stock incentive plan

(4)
Includes 5,353 shares of common stock that have been allocated to Mr. Bartley's account in the ESOP. Includes 33,700 shares which have vested pursuant to the 1999 stock incentive plan

(5)
Includes 18,450 shares of common stock owned by her husband's revocable trust, over which she may be deemed to have shared voting and investment power. Also includes 89,685 shares of common stock that have been allocated to Ms. Jacobs's account in the ESOP. Includes 10,500 shares which have vested pursuant to options issued under the 1999 stock incentive plan. Includes 14,690 shares owned in a self directed trust.

(6)
Includes 200 shares owned jointly by Mr. Blakeman and his wife and 300 shares of common stock owned individually by Mr. Blakeman's wife, over all of which shares Mr. Blakeman may be deemed to have shared voting and investment power. Also includes 39,494 shares of common stock that have been allocated to Mr. Blakeman's account in the ESOP.     Includes 8,000 shares owned in a self directed individual retirement account.

(7)
Includes 15,545 shares owned jointly by Mr. Kilkenny and his wife and 10,640 shares owned by a corporation controlled by Mr. Kilkenny.

(8)
Includes 925 shares of common stock held by Mr. Kurtenbach in an Individual Retirement Account and 500 shares owned by his wife, over which he may be deemed to have voting and investment power.

(9)
Includes 24,080 shares owned jointly by Mr. Taylor and his wife. Also includes 22,405 shares of common stock that have been allocated to Mr. Taylor's account in the ESOP.

(10)
The ESOP holds 1,126,840 shares of record. Team Financial, Inc., acting through its board of directors, is the ESOP trustee.

*
Less than 1%.

  Section 16(a) Beneficial Ownership Reporting Compliance.

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us or advice that no filings were required, during 2002 all executive officers, directors, and greater than 10% beneficial owners complied with Section 16 (a) filing requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Our Board of Directors is divided into three classes that serve three year terms as follows:

Class	Expiration	Members
Class I	2003	Neil Blakeman and R.G. (Gary) Kilkenny
Class II	2004	Michael L. Gibson, Montie K. Taylor and Robert J. Weatherbie
Class III	2005	Keith B. Edquist, Denis A. Kurtenbach and Carolyn S. Jacobs

        The terms of Mr. Blakeman and Mr. Kilkenny expire at the annual meeting. We propose the nominees of Neil Blakeman and R.G. (Gary) Kilkenny to be elected to a three year term expiring at our annual meeting in 2006. In the election of directors, you have the right to cumulate your votes. This means that you may cast all of your votes for any one nominee or distribute your votes amongst the two nominees in any amount you desire. The number of votes you have the right to cast is determined by multiplying the number of shares you own by two. If votes for a certain director nominees are withheld, those votes will be distributed to the remaining director nominee. If no instructions are given, the shares will be voted equally for the election of both nominees.

        Our non-employee directors receive $400 per month and $250 per board meeting attended.

        The Board of Directors had 12 meetings during 2002. Each director attended at least 75% of the meetings.

        There are no family relationships between or among any directors or executive officers and none serve as a director of any other company required to file reports under the Securities Exchange Act of 1934 or which is registered as an investment company under the Investment Company Act of 1940.

        Your Board of Directors recommends a vote FOR the election of Mr. Blakeman and Mr. Kilkenny. Proxies solicited by your Board of Directors will be voted for them unless instructions are given to the contrary.

        The following sets forth certain information with respect to all of the nominees, and our other directors and executive officers.

Name	Age	Position	Officer or Director Since
Robert J. Weatherbie	56	Chief Executive Officer and Chairman of the Board	1986
Michael L. Gibson	56	President of Investments, Chief Financial Officer and Director	1986
Carolyn S. Jacobs	59	Senior Vice President and Trust Officer of TeamBank, N.A. and Treasurer and Director(2)	1986
Neil Blakeman	63	Retired Executive Vice President of TeamBank, N.A. and Director	1986
Denis A. Kurtenbach	67	Director(1)(2)	1995
R.G. (Gary) Kilkenny	71	Director(1)(2)	1997
Montie K. Taylor	52	Director, Regional President	1997
Rick P. Bartley	52	President and Chief Executive Officer of TeamBank N.A.	1997
Keith B. Edquist	58	Director(1)	2002

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

        Robert J. Weatherbie has served as our Chief Executive Officer since September 1995, and Chairman of the Board and director since May 1986. Prior to that time he was an executive officer of TeamBank, N.A., formerly known as Miami County National Bank, for 13 years. Mr. Weatherbie is a member of the Miami County Bankers Association. He obtained a Bachelor of Arts degree from Emporia State University, Emporia, Kansas in 1969 and graduated from the Colorado School of Banking at the University of Colorado and the American Institute of Banking—Kansas City Chapter.

        Michael L. Gibson has served as an executive officer and director since May 1986 and as President of Investments and Chief Financial Officer since September 1995. Prior to 1986 he was an executive officer for TeamBank, N.A., formerly known as Miami County National Bank, for 15 years. He obtained a Bachelor's degree from Kansas State University in Manhattan, Kansas in 1970, and graduated from the Colorado School of Banking at the University of Colorado, the Intermediate School of Banking in Lincoln, Nebraska, and the American Institute of Banking—Kansas City Chapter. He is a member and a former President of the Kansas Bankers Association and Chairman of the Kansas Bankers Association BankPac Committee and a member of the Governing Council. He is a member of the American Bankers Association BankPac Committee.

        Carolyn S. Jacobs has served as our Treasurer and director since May 1986 and has been a director of TeamBank, N.A. since 1990. She has been Senior Vice President and Trust Officer of TeamBank, N.A., since May 1986. Prior to 1986, she had worked for Miami County National Bank, the predecessor to TeamBank, N.A., since 1961. Ms. Jacobs has attended the American Institute of Banking—Kansas City Chapter, MoKan Basic Trust School, graduating in 1977, the National Business Institute and was designated as a Certified Trust Financial Advisor in June 1992. Ms. Jacobs is a member of the Kansas Bankers Association Trust Division and the Miami County Bankers Association.

        Neil Blakeman has served as a director of Team Financial, Inc. since April 1986. He was Executive Vice President of TeamBank, N.A. from December 1995 to March 2002 and was a director of

TeamBank N.A. from June 1996 to December 2001. Prior to December 1995 he worked for Miami County National Bank, the predecessor to TeamBank, N.A., where he served as a vice president, beginning in 1976. Mr. Blakeman obtained a Masters of Business Administration degree in 1970 from the University of Iowa and graduated with a Bachelor of Science degree in Agriculture in 1964 from Kansas State University.

        Denis A. Kurtenbach has served as a director of Team Financial, Inc. since December 1995. Prior to serving as a director at Team Financial, Inc., he served as a director of Miami County National Bank, the predecessor to TeamBank, N.A., for 13 years. He is a director of Pemco, Inc., a privately held construction management company. He was also Chairman and director and currently serves as a Vice President for Carrothers Construction Company, L.L.C. and Triangle Builders, L.L.C. Mr. Kurtenbach is a life director of the Associated General Contractors of America and was a member of the 1996 and 1997 Executive Committees. He is also a director of the Kansas Contractors Association. Mr. Kurtenbach graduated in 1962 with a Bachelor's Degree in Civil Engineering from South Dakota State University.

        Keith B. Edquist has served as a director of Team Financial, Inc. since June 2002. Mr. Edquist was a Director of First United Bank of Bellevue and was the Chairman of the Board of Fort Calhoun State Bank, both of which merged into TeamBank, N.A. He has been a director of TeamBank, N.A. since June 1999. Mr. Edquist was a director of Omaha Public Power from 1980 to 1999, where he served as Vice President, Treasurer, and Chairman of the Board. He attended Omaha University and is the owner and operator of North Omaha Airport of Omaha, Nebraska.

        Montie K. Taylor has served as a director of Team Financial, Inc. since 1997. He has served as President and a director of First National Bank and Trust Company from September 1987 to June 2000 when First National Bank of Parsons merged with TeamBank, N.A.. He is a member of the TeamBank, Parsons Community Advisory Board. Mr. Taylor received a Bachelor of Arts Degree from Pittsburg State University, Pittsburg, Kansas in 1972. He was previously employed by the thrift industry for 13 years prior to his employment with First National Bank and Trust Company and TeamBank, N.A.

        R.G. (Gary) Kilkenny has served as a director of Team Financial, Inc. since June 1997. He has been Chairman or President of Taylor Forge Engineered Systems, Inc., a manufacturing company, since 1982. He received a Bachelor's Degree in 1953 from the University of Santa Clara, Santa Clara, California.

        Rick P. Bartley has been President and Chief Executive Officer of TeamBank N.A. since May 1997 and director of TeamBank, N.A. since June 1997. From 1993 through April 1997, he worked for Compass Bank, Alabama, as the Manager of Corporate Banking Division in Montgomery. From 1974 to 1993 he worked for Bank of Oklahoma in several positions, including Manager of Private Banking and president of a member bank. Mr. Bartley has a Bachelor's Degree from the University of Arkansas and has attended the Southern Methodist University Graduate School of Banking.

        Our Board of Directors has two committees. The following describes the function and membership of each committee and the number of times it met in 2002:

Audit Committee—4 Meetings

	Function	Members
•	Review internal financial information	Denis A. Kurtenbach
•	Review the results of audits with the independent auditors	Keith B. Edquist R.G. (Gary) Kilkenny

Compensation and Benefits Committee—4 Meetings

	Function	Members
•	Review and approve compensation and benefit programs	Carolyn S. Jacobs* Denis A. Kurtenbach
•	Approve compensation of senior executives	R.G. (Gary) Kilkenny
•	Administer 1999 Stock Incentive Plan
*
Ms. Jacobs, who has served as a member of the compensation committee continuously since 1997, is the only member of the compensation committee who is also one of our employees.

Audit Committee Report

        The role of the Audit Committee is to assist our board of directors in its oversight of our financial reporting process. The board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent" as required by applicable listing standards of the NASDAQ. The Audit Committee operates pursuant to a Charter adopted by the Board on July 25, 2000. As set forth in the Charter, management is responsible for the preparation, presentation and integrity of our financial statements, our accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

        In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether other non-audit services provided by the independent auditors to us is comparable with maintaining the auditor's independence and has discussed with the auditors.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not financial experts in the fields of accounting or auditing, including auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that our auditors are in fact "independent".

        Based on the reports and discussions described in this proxy statement, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to our board of directors that the 2002 audited financial statements be included in the Company's Annual Report on Form 10-K for the Year Ended December 31, 2002 filed with the Securities and Exchange Commission.

        Our board of directors, upon recommendation of the Audit Committee, has determined to continue the services of KPMG LLP for the current fiscal year ending December 31, 2003. These services will include the examination of our financial statements for the fiscal year ending on such date and other appropriate accounting services.

        Submitted by the Audit Committee: Dated March 26, 2003    R.G. (Gary) Kilkenny    Denis A. Kurtenbach    Keith B. Edquist

Compensation Committee Report on Executive Compensation:

        Our executive compensation policy is intended to be competitive with bank holding companies of comparable asset size. The policy is intended to offer an incentive for performance. The overall compensation program is designed to retain and reward on both a short and long-term basis. The Compensation Committee pays particular attention to the total compensation paid to the chief executive officers of other bank holding companies taking into consideration the relative size of the companies and the experience of their chief executive officers.

        The principal elements of our executive compensation program for the fiscal year ended December 31, 2002, applicable to our Chief Executive Officer were as follows:

  •
  The salary level is reviewed and determined annually. Consideration is given to the scope of responsibilities and to being comparable with similar positions with bank holding companies of comparable size. Factors included in the comparison are relative size of companies, both currently and over a period of time, and the experience and responsibility of the individuals. The Committee approves the salary level after consideration of both internal and external information as set forth above. In establishing the base salary, the Committee does not assign any weight to any particular factor.

  •
  Cash bonus awards are considered annually. In awarding bonus payments, factors considered by the Compensation Committee include a review of our financial performance as determined by our net income growth, return on equity, and asset growth. Cash bonuses were paid in 2001 and 2002 based upon the performance factors for net income growth, return on equity, and asset growth being met. The Compensation Committee requires the Chief Executive Officer to use a percentage of this cash bonus to purchase our common stock in the open market, subject to any limitations under federal or state securities laws. The percentage varies from year to year.

  •
  Stock Options are also awarded annually to the Chief Executive Officer and certain other key executives. They are awarded to provide the Chief Executive Officer and the key executives with long-term incentives for profitable growth and to closer align our Chief Executive Officer and key executives with the interest of our shareholders. Retention and long-term reward are both factors considered in granting stock options. With respect to the amount of options to be granted, consideration is given to the scope of responsibility and the degree of its effect on our performance as well as the degree of importance in providing incentive to the individual to stay with us over time. The Compensation Committee, in determining whether to grant options or in the granting of options, does not take into consideration the amounts of options previously granted or outstanding.

  •
  Participation is also granted in our non-qualified salary continuation plan eligible for certain executive officers in our organization whereby the executive officer will receive monthly benefits for ten years commencing with the month after retirement. The annual benefit is based upon 65% of the highest base salary for any three years in the five year period immediately preceding retirement of the Chief Executive Officer. Please see "Salary Continuation Plan" for further information on the terms of this plan.

  •
  The deferred compensation plan is a non-qualified plan for executive officers whereby the executive officer may defer a stated percentage of salary up to 10% of compensation. We match 25% of the deferral amounts made by our Chief Executive Officer. We accrue interest on the deferral amounts based on a modified return on equity calculation, which includes our return on equity, net of agency expiration intangible asset amortization and core deposit intangible asset amortization, subject to a 6% minimum and a 12% maximum rate. Please see "Deferred Compensation Plan" elsewhere in this proxy statement for further information on the plan.

  •
  We provide split dollar life insurance benefits to certain executive officers to encourage the executive to continue his or her relationship with us. The policy remains in full force an in effect upon a change in control of our capital stock unless the insurance policy is replaced with a comparable policy to cover the benefit provided to the executive officer. Please see "Split Dollar Life Insurance Benefit" elsewhere in this proxy statement for further information on this benefit.

    Other elements of compensation offered to the Chief Executive Officer and to all other eligible employees include participation in a 401(k) deferred contribution plan, our Employee Stock Ownership Plan, our insurance benefit package, and our organization-wide performance based bonus program.

    Submitted by the Compensation Committee: Dated March 26, 2003 Carolyn S. Jacobs    R.G. Kilkenny    Denis A. Kurtenbach

Compensation Committee Interlocks and Insider Participation:

        The Compensation Committee consists of three members of the Board of Directors. Two of the three members of the Compensation Committee are non-employee directors, while the third member, Carolyn S. Jacobs, is an employee.

Executive Compensation

        The following table sets forth information regarding the compensation paid by us for services rendered in all capacities during 2000, 2001 and 2002 with respect to (i) our Chief Executive Officer, and (ii) our other named executive officers whose total annual compensation for 2002 exceeded $100,000:

Summary Compensation Table

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	All Other Compensation(2) ($)	Restricted Stock Award(s)	Securities Underlying Options/ SARS	LTIP Payout ($)	All Other Compensation ($)
Robert J. Weatherbie Chairman of the Board and Chief Executive Officer	2002 2001 2000	196,560 175,500 161,000	101,354 94,319 3,244	— — —	— — —	19,000 15,000 30,000	— — —	77,046 42,432 13,049	(3) (3) (3)
Michael L. Gibson President of Investments and Chief Financial Officer	2002 2001 2000	150,753 146,362 141,913	39,619 33,622 3,021	— — —	— — —	12,500 10,000 10,000	— — —	61,550 32,869 12,286	(4) (4) (4)
Rick P. Bartley President and Chief Executive Officer of TeamBank, NA	2002 2001 2000	134,285 131,625 124,200	21,677 26,038 2,637	— — —	— — —	10,000 10,000 15,000	— — —	27,690 18,814 9,674	(5) (5) (5)
Jim Wilson President of Colorado National Bank	2002 2001 2000	108,500 21,000 —	7,000 8,163	— — —	— — —	— — —	— — —	9,328 2,502 —	(6) (6)
Carolyn Jacobs Senior Vice President/ Trust Officer TeamBank, NA	2002 2001 2000	89,020 79,125 79,625	24,149 15,624 18,220	— — —	— — —	1,500 1,500 1,500	— — —	58,082 21,673 7,828	(7) (7) (7)

(1)
Represents bonuses paid in cash.

(2)
Other annual compensation was less than 10% of each executive's salary and bonuses each year.

(3)
Includes funds contributed to Mr. Weatherbie's account in connection with the executive salary continuation plan of $51,864 for 2002 and $22,276 for 2001; funds contributed to Mr. Weatherbie's account in connection with the executive deferred compensation plan of $6, 931 for 2002; funds contributed to Mr. Weatherbie's account for contributions to the Employee Stock Ownership Plan of $10,152 for 2002, $15,056 for 2001, and $8,107 for 2000; and funds contributed to Mr. Weatherbie's account for contributions under the deferred savings 401(k) plan of $4,869 for 2002, $5,100 for 2001, and $4,942 for 2000. Also includes the value of premiums paid by us in connection with life insurance policies issued pursuant to a split dollar life insurance agreement of $3,230 for 2002.

(4)
Includes funds contributed to Mr. Gibson's account in connection with the executive salary continuation plan of $42,996 for 2002 and $17,909 for 2001; funds contributed to Mr. Gibson's account in connection with the executive deferred compensation plan of $5,315 for 2002; funds contributed to Mr. Gibson's account for contributions to the Employee Stock Ownership Plan of $9,663 for 2002, $10,043 for 2001, and $8,107 for 2000; and funds contributed to Mr. Gibson's account for contributions under the deferred savings 401(k) plan of $1,473 for 2002; $4,917 for 2001, and $4,179 for 2000. Also includes the value of premiums paid by us in connection with life insurance policies issued pursuant to a split dollar life insurance agreement of $2,103 for 2002.

(5)
Includes funds contributed to Mr. Bartley's account in connection with the executive salary continuation plan of $14,495 for 2002, $6,074 for 2001; funds contributed to Mr. Bartley's account in connection with the executive deferred compensation plan of $2,006 for 2002; funds contributed to Mr. Bartley's account for contributions to the Employee Stock Ownership Plan of $7,916 for 2002, $8,798 for 2001, and $6,303 for 2000; and funds contributed to Mr. Bartley's account for contributions under the deferred savings 401(k) plan of $3,273 for 2002, $3,942 for 2001, and $3,571 for 2000.

(6)
Includes funds contributed to Mr. Wilson's account for contributions to the Employee Stock Ownership Plan of $5,863 for 2002 and $1,627 for 2001; and funds contributed to Mr. Wilson's account for contributions under the deferred savings 401(k) plan of $3,465 for 2002, and $875 for 2001.

(7)
Includes funds contributed to Ms. Jacob's account in connection with the executive salary continuation plan of $44,268 for 2002 and $13,544 for 2001; funds contributed to Ms. Jacob's account in connection with the executive deferred compensation plan of $3,111 for 2002; funds contributed to Ms. Jacob's account for contributions to the Employee Stock Ownership Plan of $5,744 for 2002, $5,287 for 2001, and $4,892 for 2000; and funds contributed to Ms. Jacob's account for contributions under the deferred savings 401(k) plan of $3,395 for 2002; $2,842 for 2001, and $2,935 for 2000. Also includes the value of premiums paid by us in connection with life insurance policies issued pursuant to a split dollar life insurance agreement of $1,564 for 2002.

Employee Stock Purchase Plan

        Our Employee Stock Purchase Plan was adopted in 1994. The plan provides eligible employees the right to purchase our common stock on an annual basis through payroll deductions. Up to 75,000 shares of common stock are reserved under the plan and may be issued in five annual increments of 15,000 beginning in 1999. Shares not issued in any year may be issued in future years. The price per share of the common stock under the plan is 85% of the fair market value of the stock at the commencement of each offering period. Through December 31, 2002, 17,335 shares had been issued under the plan.

1999 Stock Incentive Plan

        In May 1999, as amended in March 2000, we adopted the 1999 Stock Incentive Plan. The plan provides for the following stock and stock-based awards: restricted stock, stock options, stock appreciation rights and performance shares. Up to 470,000 shares of common stock may currently be issued under the plan. All employees, directors and consultants are eligible to participate in the plan. The plan is administered by our board of directors, or the board can designate a committee composed of at least two non-employee directors to administer the plan. The board of directors or committee determines the participants in the plan and the types of awards they are to be granted and the terms and conditions of all awards. As of April 23, 2003, we had outstanding options to acquire 57,950 shares of our common stock for $10.10 per share, 48,600 shares of our common stock for $8.32 per share, 69,250 shares of our common stock for $6.625 per share, and 90,000 shares of our common stock for $8.94 per share. The options to acquire shares of our common stock were issued at the fair market value on the date of grant.

        The following table sets forth certain information regarding stock options granted to our named executives during 2002 from our 1999 Stock Incentive Plan.

Option Grants in Last Fiscal Year

	Individual Grants					Potential realizable value at assumed annual rates of stock price appreciation for option term
	Number of Shares Underlying Options Granted #
		% of Total Options Granted to Employees in Fiscal Year
				Exercise or Base Price ($/Share)
Name and Principal Position					Expiration Date	5% ($)	10% ($)
Robert J. Weatherbie Chairman of the Board and Chief Executive Officer	15,000 4,000	26 7	% %	8.32 10.10	1/1/2011 12/31/2011	78,486 25,407	198,899 64,387
Michael L. Gibson President Investments and Chief Financial Officer	10,000 2,500	27 4	% %	8.32 10.10	1/1/2011 12/31/2011	52,324 15,880	132,599 40,242
Rick P. Bartley President and Chief Executive Officer of TeamBank, NA	10,000	17%		8.32	131/2011	52,324	132,599
Jim Wilson President of Colorado National Bank	750	1%		10.10	12/31/2011	4,764	12,073
Carolyn Jacobs Senior Vice President/ Trust Officer TeamBank, NA	1,500	3%		10.10	12/31/2011	9,528	24,145

        The following table sets forth the aggregate options held by our named executive officers. No options were exercised by the specified officers in 2002.

Aggregated Option Exercise and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Options Exercisable/Unexercisable	Value of Unexercised In- the-Money Options at December 31, 2002 Exercisable/Unexercisable
Robert J. Weatherbie Chairman of the Board and Chief Executive Officer	—	—	65,000/19,000	$136,375/$35,175
Michael L. Gibson President of Investments and Chief Financial Officer	—	—	37,600/12,400	$61,065 / $23,385
Rick P. Bartley President & Chief Executive Officer of Team Bank N.A.	—	—	33,700/11,300	$65,384/$27,742
Jim Wilson President of Colorado National Bank	—	—	0/750	$0/$0
Carolyn Jacobs Senior Vice President/ Trust Officer TeamBank, NA	—	—	10,500/1,500	$16,583/$0

Employment Agreements

        On January 1, 2002, we entered into a three-year employment agreement with Mr. Weatherbie under which he currently receives a beginning base annual salary of $196,560, an annual bonus at the discretion of the board of directors, life insurance, a car allowance and participation in all other benefits received by our employees. Under certain circumstances, such as his death or disability, we have also agreed to pay Mr. Weatherbie or his estate $500,000. We have obtained life insurance and disability insurance for these contingencies. In the event of termination of Mr. Weatherbie's employment without cause, he will be entitled to payments equal to his annual base salary for the longer of one year or the remaining term of the agreement discounted at 8% annually, along with reimbursement for out-of-pocket expenses incurred for professional and tax advice not to exceed 75% of his annual base salary, as well as job search expenses incurred not to exceed 50% of his annual base salary.

        We have also entered into an employment agreement with Mr. Gibson, the terms of which are substantially similar to the employment agreement with Mr. Weatherbie, except that Mr. Gibson's current annual base salary is $150,753.

        We have a similar agreement with Mr. Bartley except that his current annual base salary is $134,285, his disability or death payment is $300,000, and reimbursement of out-of-pocket expenses incurred for professional and tax advice in the event of termination of his employment without cause is over a one year period for a maximum of 75% of his base salary.

        In addition, we have a similar agreement with Ms. Jacobs except that her current annual base salary is $89,020, her disability or death payment is $300,000, and reimbursement of out-of-pocket expenses incurred for professional and tax advice in the event of termination of her employment without cause is over a one year period for a maximum of 75% of her base salary.

Employee Stock Ownership Plan

        The ESOP is a restatement and continuation of a plan previously maintained by a predecessor company, which commenced receiving contributions in 1981. In 1986, the ESOP was the vehicle used in establishing our company and financing the acquisition of the one-bank holding company that owned TeamBank, N.A. All of our wholly-owned subsidiaries with employees participate in the ESOP.

        The ESOP is a retirement plan for eligible employees and is funded entirely with contributions made by us and dividends paid by us with respect to the common stock owned by the ESOP. The ESOP is designed to be invested primarily in our securities. The ESOP is a leveraged plan which permits it to borrow money to buy our securities, which are held in a suspense account until the loan is paid. As of April 23, 2003, the ESOP had no outstanding debt. Allocations are made annually and are based on the relative compensation of the participants. Retirement benefits under the ESOP depend on the amount of an employee's account balance at death, disability, separation from service or retirement, and there is no fixed amount.

        Employees are eligible to participate in the ESOP on the January 1 or July 1 following the date six months after the first day of employment. Employees also must achieve a minimum age in order to participate. To be eligible for allocations of the ESOP's contributions, employees must complete 1,000 hours of service during a year and must be employed on the last day of the plan year. The employment requirement does not apply if the participant dies or becomes disabled or attains age 65 in the plan year. Allocations are also potentially subject to certain minimums. Following three years of service, employees become vested in their ESOP accounts at 20% per year, with 100% vesting occurring after seven years. However, if a participant dies or is disabled while still employed, a participant becomes 100% vested immediately.

Salary Continuation Plan

        In July 2001, we adopted a non-qualified salary continuation plan for 14 of our management employees and executive officers whereby the participant will receive monthly benefits for 10 years commencing with the month after retirement. The annual benefits for our top executive officers is 65% of the highest base salaries paid to the executive for any three years in the five year period immediately preceding retirement or termination of employment. Benefits under the plan are subject to a vesting schedule which vests over the executive's remaining years to retirement with age 65 set as the expected retirement age. Amounts and timing of benefits are as follows:

  Normal Retirement—If termination of employment is due to normal retirement age at 65, the executive is entitled to the full annual benefits paid in equal monthly installments.

  Termination of Employment Prior to Normal Retirement—If employment is voluntarily or involuntary terminated (other than by disability, death or change in control), the executive is entitled to the vested portion of the annual benefits which is to be paid in a lump sum to the executive. However, no benefits are payable if employment is terminated due to (i) the executive's gross negligence or gross neglect of his or her duties, (ii) conviction in a court regarding involving moral turpitude in connection with the executive's employment, (iii) fraud, disloyalty, dishonesty or willful violation of our policies committed in connection with the executive's employment and resulting in an adverse effect on us and personal benefit to the executive, or (iv) the executive committing suicide.

  Disability—If employment is terminated due to disability, the executive is entitled to the vested portion of the annual benefits which is payable at the election of the executive in (i) a lump sum upon termination of employment due to the disability (ii) a lump sum at age 65, or (ii) equal monthly installments over 10 years beginning at age 65 with a credit for interest at the rate of 7.5% compounded monthly on the remaining balance of the benefit owed.

  Death—If the executive dies while employed by us and prior to receiving any benefits under the plan, the executive will not be entitled to any benefits under the plan. If the executive dies while receiving monthly payments under the plan, benefits cease in the month following death.

  Change of Control—If employment is terminated in connection with a change in control of our company, such as by acquisition, merger, change in ownership of 50% or more of our outstanding voting stock, or change in the majority of members of our board of directors pursuant to a contested transaction (such as a tender offer, exchange offer or contested election), the executive is entitled to fully vested annual benefits to be paid in a lump sum.

        We may terminate the plan at any time provided we pay our executives in a lump sum the amount vested under the plan at such date of termination.

Deferred Compensation Plan

        In January 2002, we adopted a non-qualified salary continuation plan for 14 of our management employees and executive officers whereby the participant may defer between 2% to 10% of their base salary. Our top executive officers consisting of Messrs. Weatherbie and Gibson and Ms. Jacobs, are required to defer at least 5% under the plan. We make matching contributions of 25% of our executive officers' deferrals under the plan. We also pay interest, compounded monthly, on the deferral accounts at modified return on our equity; provided, however, that such interest rate is not less than 6% or greater than 12%. Payment and timing of benefits are as follows:

  •
  Normal Retirement—If termination of employment is due to normal retirement at age 65, the executive is entitled to the full amount in the deferral account paid in equal monthly installments over a ten year period. Interest at the annual rate of 7.5% is paid on the outstanding balance.

  •
  Termination of Employment Prior to Normal Retirement—If employment is voluntarily or involuntary terminated (other than by disability, death or change in control), the executive is entitled to the full amount of in the deferral account which is to be paid in a lump sum to the executive. However, the executive will not be entitled to any matching amounts or interest credited by us if employment is terminated due to (i) the executive's gross negligence or gross neglect of his or her duties, (ii) conviction in a court regarding involving moral turpitude in connection with the executive's employment, (iii) fraud, disloyalty, dishonesty or willful violation of our policies committed in connection with the executive's employment and resulting in an adverse effect on us and personal benefit to the executive, or (iv) the executive committing suicide or making a material misstatement of fact in any application for life insurance purchased by us.

  •
  Disability—If employment is terminated due to disability, the executive is entitled to full amount in the deferral account which is payable at the election of the executive in (i) a lump sum upon termination of employment due to the disability (ii) a lump sum at age 65, or (ii) equal monthly installments over 10 years beginning at age 65 with a credit for interest at the rate of 7.5% compounded monthly on the remaining balance of the benefit owed.

  •
  Death—If the executive dies while employed by us and prior to receiving any benefits under the plan, the executive will not be entitled to any benefits under the plan. If the executive dies while receiving monthly payments under the plan, benefits cease in the month following death.

  •
  Change of Control—If employment is terminated in connection with a change in control of our company, such as by acquisition, merger, change in ownership of 50% or more of our outstanding voting stock, or change in the majority of members of our board of directors pursuant to a contested transaction (such as a tender offer, exchange offer or contested election), the executive is entitled to the full amount in the deferral account to be paid in a lump sum.

        We may terminate the plan at any time provided we pay our executives in a lump sum the amount vested under the plan at such date of termination.

Split Dollar Life Insurance Benefit

        We provide split dollar life insurance benefits to certain management employees and executive officers. Under the agreements we pay the premiums on the life insurance polices. We are the owner of the life insurance policies. If the covered executive dies, we are entitled to the greater of (i) the cash surrender value of the policy as of the date of death plus reimbursement for all payments we have made to the executive under the Salary Continuation Plan and the Deferred Compensation Plan discussed above, or (ii) the aggregate premiums paid on the insurance policy less any outstanding indebtedness to the insurer.

Non-Competition Agreements

        In connection with the benefit plans discussed above, we have required our named executive officers to sign non-competition agreements which provide that for a period of 12 months following voluntary or involuntary termination of employment, the executive will not (i) engage in competition with us by not working with another person or organization that sells any product or service sold by us in a geographic area within a 30 mile radius of any of our locations and (ii) solicit, contact, or communicate with our customers or prospective customers for purposes of distributing, marketing or selling any product or service that we market.

Other Employee Plans

        We have a 401(k) plan and an employee performance bonus plan that covers all of our employees, including officers. With respect to the 401(k) plan, we make a matching contribution of 50% of the employee's contribution up to a maximum contribution of 6% of the employee's salary. The bonus plan utilizes a continuous improvement model to determine the amount of award from us and each of our subsidiaries. The model measures improvements in asset growth, profitability, productivity and asset quality growth. Our employees must exceed the performance of the previous year to earn a bonus. Results are reported monthly.

Certain Transactions With Our Affiliates

        Our officers, directors and principal shareholders and businesses they control are customers of our subsidiary banks. Credit transactions with these parties are subject to review by loan committees of the banks or by our loan review committee. All outstanding loans and extensions of credit to these parties were made in the ordinary course of business on terms substantially similar to comparable transactions with unaffiliated persons. At December 31, 2002, the aggregate balance of loans and advances under extensions of credits made by the subsidiary banks to these affiliated parties was approximately $981,000.

        From time to time, in the ordinary course of business, uses services provided by our directors. During 2002, we paid $641,000 to Triangle Builders for constructing our new branch facility in Spring Hill, Kansas. We have also contracted with Triangle Builders to construct our new facility planned in Monument, Colorado planned in 2003. Our director, Mr. Dennis Kurtenbach serves as a Vice President for Triangle Builders. Mr. Kurtenbach is not an employee for Triangle, although he provides occasional consulting services to Triangle Builders on a contractual basis. All such transactions have been approved by our Board of Directors.

Shareholder Return Performance Graph

Team Financial, Inc.

Total Return Performance
120
110
100
90
80
70
60
Index Value
06/30/99
12/31/99
12/31/00
12/31/01
12/31/02
Team Financial, Inc.
S&P 500
SNL Western Bank Index

	Period Ending
Index
	06/30/99	12/31/99	12/31/00	12/31/01	12/31/02
Team Financial, Inc.	100.00	84.00	67.09	84.41	103.00
S&P 500	100.00	107.71	97.90	86.27	67.11
SNL Midwest Bank Index	100.00	75.71	91.69	93.70	90.39

PROPOSAL NO. 2

APPOINTMENT OF INDEPENDENT AUDITORS

        We have engaged the firm of KPMG LLP as independent auditors to audit and report to our shareholders on our financial statements for the years 1993 through 2002. During all years, which KPMG LLP has served as our independent auditors, there were no disagreements with KPMG LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity make a statement if they desire to do so and will be available to respond to appropriate shareholder questions. Although your approval of the engagement of independent auditors is not required by law, we desire to solicit your ratification. If the appointment of KPMG LLP is not approved by a majority of the shares represented at the meeting, we will consider the appointment of other independent auditors for 2003. Moreover, if satisfactory arrangements as to the timing and costs of the 2003 audit cannot be made, we reserve the right to engage another accounting firm.

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2002, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related	$79,000
All other fees:
Audit related fees (1)	$12,000
Other non-audit services (2)	169,000
Total all other fees	$260,000
(1)
Audit related fees consisted of audits of financial statements of certain employee benefit plans.

(2)
Other non-audit fees consisted of tax compliance, and tax consulting, and a reserve reduction project.

        We recommend a vote FOR the ratification of the appointment of KPMG LLP as our independent auditors for the year 2003 subject to the discussion above. Proxies given to us will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.

OTHER MATTERS

        At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholders see fit.

        You can obtain a copy of our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2002 at no charge by writing to us at 8 West Peoria, Paola, Kansas 66071, Attention: Michael L. Gibson.

SHAREHOLDER PROPOSALS

        To be considered for inclusion in the our proxy statement for the 2004 annual meeting, proposals of shareholders must be received by us no later than December 24, 2003. Proposals should be directed to our Secretary.

By Order of the Board of Directors
By:	/s/ ROBERT J. WEATHERBIE Robert J. Weatherbie Chief Executive Officer

Paola, Kansas
April 23, 2003

PROXY	PROXY

TEAM FINANCIAL, INC.
8 West Peoria, Suite 200
Paola, Kansas 66071

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder of Team Financial, Inc. acknowledges receipt of the notice of the annual meeting of shareholders, to be held on Tuesday, June17, 2003, at 4:00 p.m., at the Paola High School Auditorium, 401 North Angela, Paola, Kansas and hereby appoints Robert J. Weatherbie and Michael L. Gibson, or either of them, each with the power of substitution, as attorneys and proxies to vote all the shares of the undersigned at the annual meeting and at all adjournments thereof, hereby ratifying and confirming all that the attorneys and proxies may do or cause to be done by virtue hereof. The above-named attorneys and proxies are instructed to vote all of the undersigned's shares as follows:

  1.
  Election of Two Directors.
[ ] FOR	[ ] AGAINST
To elect all of the nominees listed below:
Neil Blakeman, R.G. (Gary) Kilkenny

(Instruction: to withhold authority to vote for either nominee, write the nominee's name below. You may also cumulate your votes by multiplying the number of shares you own by two and casting them amongst the two nominees listed above.
  2.
  Ratification of the appointment of KPMG LLP as independent auditors for 2003.
[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
  3.
  Transaction of such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE IN PROPOSAL 1 AND FOR PROPOSAL 2.

DATED:	, 2003	SIGNATURE
SIGNATURE IF HELD JOINTLY

Please sign your name exactly as it appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. NOTE: SECURITIES DEALERS PLEASE STATE THE NUMBER OF SHARES VOTED BY THIS PROXY:

QuickLinks

CONTENTS
PROXY STATEMENT 2003 Annual Meeting of Shareholders
GENERAL INFORMATION ABOUT VOTING
STOCK OWNERSHIP
PROPOSAL NO. 1 ELECTION OF DIRECTORS
Option Grants in Last Fiscal Year
Aggregated Option Exercise and Fiscal Year-End Option Values
PROPOSAL NO. 2 APPOINTMENT OF INDEPENDENT AUDITORS